FOR IMMEDIATE RELEASE

PETRO RIVER OIL TO DRILL FOR SECOND DISCOVERY IN OSAGE COUNTY, OK

NEW YORK, NY, May 15, 2017:  Petro River Oil Corp. (OTCBB: PTRC) (“Petro River” or the “Company”), an independent oil and gas exploration company, expects to spud the Red Fork Channel 1-3 well today in its Pearsonia West concession in Osage County, Ok.  This new field was identified with 3-D seismic; the same technology that successfully discovered the  Chat field announced last week.

The Red Fork Channel 1-3 well will be drilled to a depth of 2800 feet – similar to the Chat 2-11 that discovered more than 20 feet of oil productive formation.

As previously stated, the Company’s exploration technique utilizes 3-D seismic, which has identified over a dozen fields.  These exploration wells have the potential to prove 2.5+ million barrels of oil on 1,610 acres of the 4,480 acres of structural closures.  The  Pearsonia West concession includes 106,500 contiguous acres adjacent to one of the most productive oil fields in the Continental United States; the Burbank Field.

ABOUT: PETRO RIVER OIL CORP (OTC: PTRC)

Petro River Oil Corp. (OTC: PTRC) is an independent energy company with its core holdings in Northeast Oklahoma and Kern County, California. Petro River’s strategy is to apply modern technology, such as 3-D Seismic analysis to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders. Petro River owns a 20% equity interest in Horizon Energy Partners, LLC and its president, Stephen Brunner, is also a member of the Board of Managers of Horizon Energy Partners, LLC.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements. These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Petro River assumes no obligation to update or revise any forward-

looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.

For additional information about Petro River Oil, please visit http://petroriveroil.com/ or contact:

Investor Relations

ir@petroriveroil.com

telephone: (469) 828-3900